Exhibit 99.1

News Release

Novelis Reports Second Quarter of Fiscal Year 2016 Results
Strategic portfolio shift towards premium products delivering results

Second Quarter Fiscal Year 2016 Highlights

•	Net loss of $13 million; excluding special items, net income $25 million

•	Adjusted EBITDA excluding metal price lag of $236 million, up 7% YoY, up 11% versus Q1

•	Record global FRP shipments of 788 kilotonnes up 3% YoY and versus Q1

•	Record automotive shipments up 59% YoY, up 6% versus Q1

•	Generated $140 million of free cash flow

ATLANTA, November 9, 2015 – Novelis, the world leader in aluminum rolling and recycling, today reported a net loss of $13 million for second quarter of fiscal year 2016.  Excluding tax-effected special items, the company reported net income of $25 million in the second quarter of fiscal 2016 compared to $36 million in the second quarter of fiscal 2015.
Excluding the impact of metal price lag in both periods, Adjusted EBITDA was $236 million in the second quarter of fiscal 2016, up seven percent compared to $221 million in the prior year. The increase was driven by higher shipments of premium automotive and beverage can sheet, partially offset by less favorable recycling benefits due to lower aluminum prices as compared to the prior year. Current year results also reflect higher costs associated with the start-up and support of new automotive finishing and recycling capacity. However, the company has made good progress reducing new asset start-up costs on a sequential basis. Adjusted EBITDA excluding metal price lag increased eleven percent in the second quarter of fiscal 2016 from $212 million reported in the first quarter of fiscal 2016, primarily driven by higher shipments, better product mix and lower start-up costs.
"Our focus on growing premium can, automotive and high-end specialty shipments, managing costs and reducing working capital is delivering results," said Steve Fisher, President and Chief Executive Officer for Novelis. "We are leveraging new assets, reducing start-up costs, and building momentum in our expanded automotive and can sheet businesses. We are now commissioning our two most recently constructed automotive lines in the US and Germany and solidifying our position as the global leader in aluminum flat rolled products."
Shipments of rolled aluminum products totaled a record 788 kilotonnes in the second quarter of fiscal 2016, a three percent increase compared to 765 kilotonnes reported in the prior year period. However, sharply lower average aluminum prices and local market premiums drove a twelve percent decrease in revenues to $2.5 billion for the second quarter of fiscal 2016 compared to $2.8 billion in fiscal 2015.
Average local market metal premiums continued to decline in the second quarter of fiscal 2016 creating negative metal price lag of $54 million. Although the company uses derivatives contracts to minimize the price lag associated with LME base aluminum prices, it does not use derivative contracts for local market premiums, as adequate cost-effective hedges are not available. Adjusted EBITDA for the second quarter of fiscal 2016 including metal price lag was $182 million.

(in $M)	Three Months Ended
	9/30/2015	9/30/2014
Free Cash Flow	$140	$(108)
Capital Expenditures	$75	$126

The company generated $140 million of free cash flow in the second quarter of fiscal 2016 as compared to negative $108 million in the second quarter of fiscal 2015. The increase over the prior year was primarily a result of lower capital expenditures, as well as a reduction in working capital attributed to lower metal prices and the company's focus on reducing inventory levels. The company continues to expect positive free cash flow for the full fiscal year after spending approximately $400 million on capital expenditures.
As of September 30, 2015, the company reported solid liquidity of $968 million.

Second Quarter of Fiscal Year 2016 Earnings Conference Call
Novelis will discuss its second quarter of fiscal year 2016 results via a live webcast and conference call for investors at 8:00 a.m. ET on Monday, November 9, 2015. To view slides and listen only, visit the web at
https://cc.callinfo.com/r/1n2iqpaihaa3e&eom. To join by telephone, dial toll-free in North America at 800 954 0625, India toll-free at 0008008521504 or the international toll line at +1 212 231 2936. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 11,500 employees and reported $11.1 billion in revenue for its 2015 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is a subsidiary of Hindalco Industries Limited, part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Adjusted EBITDA excluding Metal Price Lag, Free Cash Flow, Reconciliation to Liquidity, Reconciliation to Net (Loss) Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects,"

"anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this news release is the company's expectation for positive free cash flow for the full fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Megan Cochard
+1 404 760 4122	+1 404 760 4170
charles.belbin@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net sales	$2,482	$2,831	$5,116	$5,511
Cost of goods sold (exclusive of depreciation and amortization)	2,241	2,483	4,641	4,812
Selling, general and administrative expenses	100	103	200	211
Depreciation and amortization	89	90	176	179
Interest expense and amortization of debt issuance costs	82	82	162	163
Research and development expenses	13	12	26	24
Gain on assets held for sale	—	—	—	(11)
Loss on extinguishment of debt	—	—	13	—
Restructuring and impairment, net	4	7	19	13
Equity in net loss of non-consolidated affiliates	1	—	2	2
Other (income) expense, net	(32)	18	(62)	23
	2,498	2,795	5,177	5,416
(Loss) income before income taxes	(16)	36	(61)	95
Income tax (benefit) provision	(3)	(2)	12	22
Net (loss) income	(13)	38	(73)	73
Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to our common shareholder	$(13)	$38	$(73)	$73

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30, 2015	March 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$462	$628
Accounts receivable, net
— third parties (net of uncollectible accounts of $3 as of September 30, 2015 and March 31, 2015)	1,155	1,289
— related parties	55	53
Inventories	1,349	1,431
Prepaid expenses and other current assets	104	112
Fair value of derivative instruments	102	77
Deferred income tax assets	43	79
Assets held for sale	5	6
Total current assets	3,275	3,675
Property, plant and equipment, net	3,488	3,542
Goodwill	607	607
Intangible assets, net	566	584
Investment in and advances to non–consolidated affiliate	464	447
Deferred income tax assets	95	95
Other long–term assets
— third parties	116	137
— related parties	19	15
Total assets	$8,630	$9,102
LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities
Current portion of long–term debt	$102	$108
Short–term borrowings	901	846
Accounts payable
— third parties	1,435	1,854
— related parties	49	44
Fair value of derivative instruments	159	149
Accrued expenses and other current liabilities	593	572
Deferred income tax liabilities	1	20
Total current liabilities	3,240	3,593
Long–term debt, net of current portion	4,418	4,349
Deferred income tax liabilities	196	261
Accrued postretirement benefits	765	748
Other long–term liabilities	185	221
Total liabilities	8,804	9,172
Commitments and contingencies
Shareholder’s deficit
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2015 and March 31, 2015	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(998)	(925)
Accumulated other comprehensive loss	(589)	(561)
Total deficit of our common shareholder	(183)	(82)
Noncontrolling interests	9	12
Total deficit	(174)	(70)
Total liabilities and deficit	$8,630	$9,102

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended September 30,
	2015	2014
OPERATING ACTIVITIES
Net (loss) income	$(73)	$73
Adjustments to determine net cash used in operating activities:
Depreciation and amortization	176	179
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(12)	14
Gain on assets held for sale	—	(11)
Loss on sale of assets	1	3
Impairment charges	2	—
Loss on extinguishment of debt	13	—
Deferred income taxes	(44)	(18)
Amortization of fair value adjustments, net	6	6
Equity in net loss of non-consolidated affiliates	2	2
Gain on foreign exchange remeasurement of debt	(6)	(3)
Amortization of debt issuance costs and carrying value adjustments	10	13
Other, net	—	(1)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	127	(187)
Inventories	87	(369)
Accounts payable	(384)	295
Other current assets	10	(29)
Other current liabilities	25	27
Other noncurrent assets	19	(2)
Other noncurrent liabilities	(22)	(5)
Net cash used in operating activities	(63)	(13)
INVESTING ACTIVITIES
Capital expenditures	(204)	(264)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	34
Outflows from investments in and advances to non-consolidated affiliates, net	(4)	(11)
(Outflows) proceeds from settlement of other undesignated derivative instruments, net	(14)	3
Net cash used in investing activities	(221)	(238)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	140	198
Principal payments of long-term and short-term borrowings	(135)	(126)
Revolving credit facilities and other, net	123	248
Return of capital to our common shareholder	—	(250)
Dividends, noncontrolling interest	(1)	(1)
Debt issuance costs	(13)	—
Net cash provided by financing activities	114	69
Net decrease in cash and cash equivalents	(170)	(182)
Effect of exchange rate changes on cash	4	(1)
Cash and cash equivalents — beginning of period	628	509
Cash and cash equivalents — end of period	$462	$326

Reconciliation from Net (Loss) Income Attributable to our Common Shareholder to Adjusted EBITDA, and Adjusted EBITDA excluding Metal Price Lag (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. To better analyze underlying operational results, the following table also shows Adjusted EBITDA to Adjusted EBITDA excluding the impact of non-operational Metal Price Lag. On certain sales contracts we experience timing differences on the pass through of changing aluminum prices from our suppliers to our customers. Additional timing differences occur in the flow of metal costs through moving average inventory cost values and cost of goods sold. This timing difference is referred to as metal price lag.

(in millions)	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net (loss) income attributable to our common shareholder	$(13)	$38	$(73)	$73
Income tax benefit (provision)	3	2	(12)	(22)
Interest, net	(80)	(80)	(158)	(160)
Depreciation and amortization	(89)	(90)	(176)	(179)
EBITDA	153	206	273	434

Unrealized (losses) gains on change in fair value of derivative instruments, net	(15)	(1)	20	—
Realized losses on derivative instruments not included in segment income	(3)	—	(2)	(1)
Adjustment to eliminate proportional consolidation	(8)	(9)	(15)	(17)
Loss on sale of fixed assets	—	(2)	(1)	(3)
Gain on assets held for sale	—	—	—	11
Loss on extinguishment of debt	—	—	(13)	—
Restructuring and impairment, net	(4)	(7)	(19)	(13)
Other expense, net	1	(5)	(6)	(8)
Adjusted EBITDA	$182	$230	$309	$465

Metal price lag	(54)	9	(139)	11
Adjusted EBITDA excluding metal price lag	$236	$221	$448	$454

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the six months ended September 30, 2015 and 2014 and the ending balances of cash and cash equivalents (in millions).

	Six Months Ended September 30,
	2015	2014
Net cash used in operating activities	$(63)	$(13)
Net cash used in investing activities	(221)	(238)
Less: Proceeds from sales of assets, net of transaction fees and hedging	(1)	(34)
Free cash flow	$(285)	$(285)
Ending cash and cash equivalents	$462	$326

Total Liquidity (unaudited)
The following table shows available liquidity as of September 30, 2015 and March 31, 2015 (in millions).

	September 30,	March 31,
	2015	2015
Cash and cash equivalents	$462	$628
Availability under committed credit facilities	506	510
Total liquidity	$968	$1,138

Reconciliation of Net (Loss) Income to Net Income, excluding Special Items (unaudited)
The following table shows Net (Loss) Income attributable to our common shareholder excluding special items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
Net (loss) income attributable to our common shareholder	$(13)	$38	$(73)	$73
Special Items:
Gain on assets held for sale	—	—	—	(11)
Loss on extinguishment of debt	—	—	13	—
Metal price lag	54	(9)	139	(11)
Restructuring and impairment, net	4	7	19	13
Tax effect on Special Items	(20)	—	(49)	—
Net income attributable to our common shareholder, excluding special items	$25	$36	$49	$64

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$53	$41	$34	$54	$—	$182
Metal price lag	(37)	(15)	(5)	3	—	(54)
Adjusted EBITDA excluding metal price lag	$90	$56	$39	$51	$—	$236
Shipments
Rolled products - third party	268	235	173	112	—	788
Rolled products - intersegment	1	15	14	5	(35)	—
Total rolled products	269	250	187	117	(35)	788

Selected Operating Results Three Months Ended September 30, 2014	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$76	$75	$36	$41	$2	$230
Metal price lag	6	2	—	1	—	9
Adjusted EBITDA excluding metal price lag	$70	$73	$36	$40	$2	$221
Shipments
Rolled products - third party	259	225	173	108	—	765
Rolled products - intersegment	1	9	13	8	(31)	—
Total rolled products	260	234	186	116	(31)	765

Selected Operating Results Six Months Ended September 30, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$95	$32	$70	$113	$(1)	$309
Metal price lag	(63)	(70)	(8)	2	—	(139)
Adjusted EBITDA excluding metal price lag	$158	$102	$78	$111	$(1)	$448
Shipments
Rolled products - third party	529	466	355	206	—	1,556
Rolled products - intersegment	1	36	25	18	(80)	—
Total rolled products	530	502	380	224	(80)	1,556

Selected Operating Results Six Months Ended September 30, 2014	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$140	$154	$73	$96	$2	$465
Metal price lag	5	7	—	(1)	—	11
Adjusted EBITDA excluding metal price lag	$135	$147	$73	$97	$2	$454
Shipments
Rolled products - third party	507	460	351	217	—	1,535
Rolled products - intersegment	2	20	23	13	(58)	—
Total rolled products	509	480	374	230	(58)	1,535